Exhibit 99.1

My Size Announces Closing of $2.5 Million Public Offering of Common Stock and Warrants

Airport City, Israel, December 27, 2017 --- My Size, Inc. (the “Company” or “My Size”) (NASDAQ: MYSZ; TASE: MYSZ), developer of proprietary, smartphone measurement applications, announced today the closing on December 22, 2017 of its previously announced offering of 3,832,500 shares of its common stock and five-year warrants to purchase an aggregate of 2,874,375 shares of common stock at an exercise price of $0.851 per share. The gross proceeds to the Company were approximately $2.5 million, before deducting placement agent fees and other offering expenses.

Roth Capital Partners acted as sole placement agent for the offering.

The securities were offered to investors in the United States pursuant to a registration statement on Form S-1 (File No. 333-221741), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on December 19, 2017. A final prospectus relating to the offering was filed with the SEC and is available on the SEC's website located at www.sec.gov. Copies of the final prospectus relating to the offering may be obtained by contacting Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About My Size, Inc.

My Size, Inc. (TASE: MYSZ) (NASDAQ: MYSZ) has developed a unique measurement technology based on sophisticated algorithms and cutting edge technology with broad applications including the apparel, e-commerce DIY, shipping and parcel delivery industries.  This proprietary technology is driven by several patent-pending algorithms which are able to calculate and record measurements in a variety of novel ways. To learn more about My Size, please visit our website. www.mysizeid.com.

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Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements.  All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved.  Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly.  Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission.  Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.